Exhibit 99.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
ANTHROPIC FOUNDERS, LLC
A LIMITED LIABILITY COMPANY
This Limited Liability Company Agreement of Anthropic Founders, LLC (the “Company”), dated as of [__________], 2026 (as amended or restated from time to time, this “Agreement”) and effective as of the Effective Time (as hereinafter defined), is entered into by and among the Company, each person listed on Schedule A attached hereto (in their capacities as members of the Company, each an “Initial Member”, and collectively, the “Initial Members”), and each other person who after the date hereof is admitted or reinstated as a member of the Company in accordance with this Agreement (all such persons, together with the Initial Members, the “Members”).
The Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”), by filing a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects) on [__________], 2026 and the adoption of this Agreement.
The Members hereby agree that the membership in, and management of, the Company shall be governed as follows:
1.Name. The name of the limited liability company is Anthropic Founders, LLC.
2.Certificates. Nicholas A. Dorsey is hereby designated as an “authorized person” of the Company within the meaning of the Act, and has executed, delivered and filed the initial Certificate of Formation with the Secretary of State of the State of Delaware (the time at which the initial Certificate of Formation is filed with the Secretary of State of the State of Delaware, the “Effective Time”). Upon the filing of the initial Certificate of Formation with the Secretary of State of the State of Delaware, such person’s powers as an “authorized person” of the Company ceased. The Company and, if required, each of the Members and Officers (as hereinafter defined) shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments or restatements thereof) required by the Act to be filed with the Secretary of State of the State of Delaware and any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
3.Purposes. The Company is formed for the following purposes: (i) to responsibly develop and maintain advanced AI for the long-term benefit of humanity; (ii) to promote the management of the Corporation in a manner that responsibly balances the pecuniary interests of the Corporation’s stockholders, the best interests of those materially affected by the

Corporation’s conduct and the Corporation’s public benefit purpose, including through the exercise of the rights, powers and preferences of the Class F Share and other governance and contractual rights with respect to the Corporation owned or held by the Company; (iii) to engage in any other lawful act or activity for which limited liability companies may be formed under the Act; and (iv) to engage in any and all activities necessary or incidental to the foregoing.
4.Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined from time to time by the Members.
5.Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is as set forth in the Certificate of Formation. The name and address of the registered agent of the Company in the State of Delaware is as set forth in the Certificate of Formation.
6.Powers. The Company, and the Members on behalf of the Company, shall have the power and are hereby authorized to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware, in each case in accordance with this Agreement.
7.Term. The term of the Company commenced on the date the initial Certificate of Formation was filed and shall continue in existence until the Company’s dissolution in accordance with the provisions of this Agreement.
8.Members. The “Membership Percentage” of each Member shall be the percentage set forth opposite such Member’s name on Schedule A hereto. Schedule A shall be amended from time to time by the Officers or by any Member, without the consent of any Member, to reflect changes in Membership Percentages, to reflect the admission of additional Members (including upon reinstatement of a previously removed Initial Member pursuant to Section 22(m) or reinstatement of an Initial Member returning from leave of absence pursuant to Section 22(n)) or to reflect that a Member has ceased to be a Member, in each case in accordance with this Agreement.
9.Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer.
10.Capital Contributions.
(a)    Substantially concurrently with its execution and delivery of this Agreement, each person listed on Schedule A attached hereto on the date hereof shall contribute to the Company one dollar ($1.00) (each such contribution, an “Initial Capital Contribution”). The Company shall use such Initial Capital Contributions to subscribe for and purchase from the Corporation one (1) fully paid and nonassessable Class F Share pursuant to a subscription agreement or other issuance documentation in form and substance reasonably acceptable to the Company and the Corporation.
(b)    At such time or times as any Initial Capital Contribution shall be contributed pursuant to Section 10(a), the Company shall issue to such person a limited liability company interest in the Company in consideration for such Initial Capital Contribution so contributed by such person, and, upon such issuance, such person shall (i) be deemed to have irrevocably contributed such person’s Initial Capital Contribution to the Company, (ii) irrevocably waive any right to any distribution or return in respect of such Initial Capital Contribution, whether pursuant to this Agreement, the Act or otherwise, (iii) be admitted as a Member and (iv) hold the limited liability company interest in the Company set forth opposite its name on Schedule A attached hereto on the date hereof. The ownership of the limited liability company interest in the Company shall be recorded and reflected in the books and records of the Company, and certificates representing limited liability company interests will not be issued.
11.Additional Capital Contributions.
(a)    Except as contemplated by Section 10, no Member is required to make any contribution to the capital of the Company and no Member shall have the authority to require or otherwise cause any other Member to make contributions to the capital of the Company.
(b)    A Member may, at any time and in its sole discretion, make contributions to the capital of the Company (any such contribution, an “Additional Capital Contribution”) with the Supermajority approval of the Members. Any Additional Capital Contribution made by a Member shall be separately recorded in such Member’s capital account and tracked in a supplemental ledger maintained by the Company (the “Additional Contribution Ledger”), distinct from any Initial Capital Contribution. Additional Capital Contributions shall not alter, adjust or otherwise affect any Member’s Membership Percentage or limited liability company interest in the Company.
12.Allocation of Profits and Losses. The Company’s profits and losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company shall be allocated among the Members in proportion to their distributions under Section 13.
13.Distributions. Subject to Section 10(b), distributions, if any, shall be made to the Members (including, for the avoidance of doubt, any Successor Member, but excluding any Successor Designee who has not been admitted as a Member) in proportion to their Membership Percentages at the times and in the aggregate amounts as determined by the Members. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.
14.Indebtedness. Without the approval of the Class F Amendment Threshold (which, for purposes of the approval pursuant to prong (ii) thereof, shall require the approval of a Supermajority of the Members), the Company shall not, and shall not enter into any commitment to, incur any Indebtedness, pledge or grant liens on any assets (including the Class F Share or any limited liability company interest) or guaranty, assume, endorse or otherwise become responsible for the Indebtedness of any other person. Any action taken in violation of this Section 14 shall be, to the fullest extent permitted by law, null and void ab initio and of no force or effect.
15.Class F Share. Except (a) in connection with the redemption of the Class F Share by the Corporation for no consideration in accordance with the Certificate of Incorporation and (b) as otherwise expressly permitted by the Certificate of Incorporation, the Company shall not Transfer all or any portion of the Class F Share. The approval of a Supermajority of the Members, obtained in accordance with the General Approval Procedures set forth in Section 16(f), shall be required to request the redemption of the Class F Share pursuant to the Certificate of Incorporation.
16.Management. The business and affairs of the Company shall be managed by or under the direction of the Members. In furtherance of the foregoing, any one of the Members may execute documents and take other actions on behalf of the Company, which actions shall bind the Company if authorized pursuant to the provisions of this Agreement. Except as otherwise expressly provided by this Agreement or required by the Act, no Member shall have the power to act for or on behalf of, or to bind, the Company.
(a)    Member Votes. Each Member shall be entitled to one (1) vote on each matter presented to, or considered by, the Members for a determination, vote or approval (including those described in Section 16(d)); provided, however, that, at any time that a Member is then subject to information access restrictions pursuant to Section 22(d) (each, a “Suspension Event”), such Member shall have no voting power as a Member, shall be disregarded for purposes of any determination, vote or approval of the Members, and shall not be entitled to deliver, and shall be disregarded for purposes of the delivery, counting and effect of, a Member Instruction (as hereinafter defined). For purposes of this Agreement, each reference to a majority, Supermajority or other proportion of Members with respect to the requisite vote for a Member determination, vote or approval shall be deemed to refer to a majority, Supermajority or other proportion, as applicable, of the votes of the Members entitled to vote on the relevant matter presented or considered for a determination, vote or approval. Where any provision of this Agreement specifies that a vote, determination or approval requires a “majority of the other Members”, a “Supermajority of the other Members” or otherwise expressly excludes one or more specified Members from voting on a matter, (x) such excluded Member(s) shall not be counted as “Members entitled to vote on the relevant matter” for purposes of calculating the majority, Supermajority or other threshold, and (y) the majority, Supermajority or other threshold shall be calculated based solely on the number of Members who are entitled to vote on such matter after giving effect to such exclusion.
(b)    Member Meetings; Written Consents.
(i)    The Members may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Members may be held without notice at such time and at such place as shall from time to time be determined by the Members.

(ii)    Special meetings of the Members may be called by any Member with at least two (2) Business Days’ prior written notice (or such lesser time as needed to take any action pursuant to Section 16(d)) to each other Member. Such written notice shall state the place, date and time of the meeting and shall describe the purpose or purposes for which the meeting is called. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(iii)    With respect to each matter presented for approval at any meeting of the Members, such number of Members having the minimum number of votes that would be necessary to approve such matter shall constitute a quorum for the transaction of business with respect to such matter; provided that the delivery of Member Instructions pursuant to Section 16(d) shall not require, or be subject to, any quorum or meeting of the Members. For the avoidance of doubt, quorum shall be determined on a matter-by-matter basis with respect to each matter presented for approval, such that if a quorum is present with respect to one matter but not another, business may be transacted with respect to the matter for which a quorum is present notwithstanding the absence of a quorum with respect to any other matter. If a quorum shall not be present with respect to any matter at any meeting of the Members, the Members present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present with respect to a matter.
(iv)    Members may participate in meetings of the Members by means of telephone or video conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone or video conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
(v)    Any action required or permitted to be taken at any meeting of the Members (including those described in Section 16(d)) may be taken without a meeting if Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting consent thereto in writing. Any such writing or writings, as applicable, shall be filed with the minutes of proceedings of the Members.
(c)    Required Vote. Except as otherwise provided in any other provision of this Agreement, the act of a majority of the Members shall be the act of the Members.
(d)    Actions Relating to Voting the Class F Share.
(i)With respect to any matter subject to the vote of the Corporation’s stockholders (including by written consent) on which the holder of the Class F Share is entitled to vote (whether alone or together with one or more other classes or series of capital stock of the Corporation) (a “Stockholder Matter”):
(1)    no later than the Instruction Date, the Members shall appoint, by vote of a majority of the Members, a Member, an Officer or an agent of the Company

(such person acting in such capacity, the “Company Designated Official”) for purposes of receiving Member Instructions in respect of such Stockholder Matter, and the Members may remove the Company Designated Official by vote of a majority of the Members; provided that, if a majority of the Members fails to appoint a Company Designated Official by the Instruction Date, the Corporation’s secretary (or, if prior to the applicable vote or consent with respect to such Stockholder Matter, such office is vacant or not applicable, the Corporation’s then most senior in-house lawyer) shall automatically be deemed to be the Company Designated Official for such Stockholder Matter;
(2)    no later than the Instruction Date and subject to Section 16(a), each Member shall be entitled to deliver to the Company Designated Official and the other Members written instructions identifying how such Member desires for the Company to vote on such Stockholder Matter (including a vote of “abstain” or “withhold” that may not constitute a “vote” under the applicable voting standard) or, in the case of a Stockholder Matter that is subject to written consent, whether such Member desires for the Company to consent to such Stockholder Matter (each instruction with respect to a given Stockholder Matter, such Member’s “Member Instruction”); provided that, if a Member (x) does not deliver such Member’s Member Instruction by the Instruction Date or (y) delivers a Member Instruction indicating a desire to vote in a manner that is inapplicable to such Stockholder Matter, then such Member shall be deemed not to have delivered a Member Instruction with respect to such Stockholder Matter;
(3)    concurrently with the delivery of a Member Instruction by an Initial Member, the applicable Initial Member shall also deliver a certification to the Company and the Corporation that such Initial Member satisfied the Minimum Ownership Threshold as of the applicable record date and, upon request, such Initial Member will furnish the Corporation and the Company with reasonably requested supporting documentation evidencing such Initial Member’s satisfaction of the Minimum Ownership Threshold as of the applicable record date; provided that any such supporting documentation may be redacted to remove personal, financial or other sensitive information not reasonably necessary to evidence satisfaction of the Minimum Ownership Threshold; and
(4)    the Company shall cast the votes (or deliver written consents) corresponding to the Class F Share as follows:
(a)    In the case of a Stockholder Matter that is subject to a vote at a meeting of the stockholders of the Corporation and is a Supermajority Stockholder Matter:
(i)    if a Supermajority of the Members have delivered Member Instructions voting “for” such Stockholder Matter, all votes corresponding to the Class F Share shall be cast “for” such Stockholder Matter; and

(ii)    otherwise, all votes corresponding to the Class F Share shall be cast “against” (or, if applicable, “withhold” as to) such Stockholder Matter.
(b)    In the case of a Stockholder Matter that is subject to a vote at a meeting of the stockholders of the Corporation and is a Trust Amendment Matter:
(i)    if a Trust Amendment Supermajority of the Members have delivered Member Instructions voting “for” such Stockholder Matter, all votes corresponding to the Class F Share shall be cast “for” such Stockholder Matter; and
(ii)    otherwise, all votes corresponding to the Class F Share shall be cast “against” (or, if applicable, “withhold” as to) such Stockholder Matter.
(c)    In the case of a Stockholder Matter that is subject to a vote at a meeting of the stockholders of the Corporation and is not a Supermajority Stockholder Matter or a Trust Amendment Matter:
(i)    if a majority of the Members have delivered the same Member Instruction (including a vote of “withhold” that may not constitute a “vote” under the applicable voting standard), but excluding any Member Instruction to “abstain”, all votes corresponding to the Class F Share shall be cast in accordance with such Member Instruction in respect of such Stockholder Matter; and
(ii)    if a majority of the Members have not delivered the same Member Instruction in accordance with the immediately preceding clause (i) (including because one or more Members have not or are deemed not to have delivered a Member Instruction) or if a majority of the Members have delivered a Member Instruction to “abstain”, all votes corresponding to the Class F Share shall be cast in proportion to the votes cast on such matter by the holders of Class A Shares entitled to vote on such matter, excluding (x) Class A Shares as to which no vote is cast, (y) abstentions and (z) broker non-votes; provided that at least a majority of the outstanding Class A Shares is present or represented by proxy at the applicable meeting.
(d)    In the case of a Stockholder Matter that is subject to written consent and is a Supermajority Stockholder Matter:
(i)    if a Supermajority of the Members have delivered Member Instructions consenting to such Stockholder Matter, consent in respect of all votes corresponding to the Class F Share shall be executed and delivered in respect of such Stockholder Matter no later than the applicable Instruction Date; and
(ii)    otherwise, no consent shall be delivered in respect of such Stockholder Matter.
(e)    In the case of a Stockholder Matter that is subject to written consent and is a Trust Amendment Matter:
(i)    if a Trust Amendment Supermajority of the Members have delivered Member Instructions consenting to such Stockholder Matter, consent in respect of all votes corresponding to the Class F Share shall be executed and delivered in respect of such Stockholder Matter no later than the applicable Instruction Date; and
(ii)    otherwise, no consent shall be delivered in respect of such Stockholder Matter.
(f)    In the case of a Stockholder Matter that is subject to written consent and is not a Supermajority Stockholder Matter or a Trust Amendment Matter:
(i)    if a majority of the Members have delivered Member Instructions consenting to such Stockholder Matter, consent in respect of all votes corresponding to the Class F Share shall be executed and delivered in respect of such Stockholder Matter no later than the applicable Instruction Date; and
(ii)    otherwise, no consent shall be delivered in respect of such Stockholder Matter.
(g)    Notwithstanding clauses (a) through (f) above, in the case of a Stockholder Matter that is both a Supermajority Stockholder Matter and a Trust Amendment Matter, all votes corresponding to the Class F Share shall be cast “for” such Stockholder Matter, or a consent shall be executed and delivered in respect thereof, as applicable, only if both a Supermajority of the Members and a Trust Amendment Supermajority of the Members have delivered Member Instructions to such effect, and otherwise all votes corresponding to the Class F Share shall be cast “against” (or, if applicable, “withhold” as to) such Stockholder Matter or no consent shall be delivered in respect of such Stockholder Matter, as applicable.
(ii)    With respect to any Stockholder Matter for which any Member Instructions are given, the Company shall cause the Company Designated Official to deliver written notice to the Corporation, no later than the Instruction Date, specifying the Member Instructions given by the Members and how the Company Designated Official is required to vote the Class F Share on such Stockholder Matter or if the votes corresponding to the Class F Share shall be cast in proportion to the votes cast on such Stockholder Matter by the holders of the Class A Shares entitled to vote on such matter.
(iii)    The Company Designated Official shall have the power and right, in person or by proxy, to cast all applicable votes or execute and deliver a consent on behalf of the Company with respect to the Class F Share for the applicable Stockholder Matter, in each case, solely in accordance with this Section 16(d).
(iv)    The Company shall (i) cause the applicable Company Designated Official to attend on behalf of the Company, or otherwise cause the Class F Share to be present at, each meeting of the stockholders of the Corporation, and (ii) cause all applicable votes with respect to the Class F Share to be voted, and cause all consents with respect to the Class F Share to be executed and delivered, solely in accordance with this Section 16(d).
(e)    Enforcement of Trust. The approval of a Supermajority of the Members shall be required for the Company to act as an Enforcer or otherwise commence a suit or legal action to enforce the Trust.
(f)    General Approval Procedures.
(i)    Any Member or the Company Designated Official (if any) may present any matter to the Members for a determination, vote or approval (other than a Stockholder Matter governed by Section 16(d)) by delivering written notice to, in the case of any Member, the Company Designated Official (if any) and each other Member or, in the case of the Company Designated Official, each Member, in each case, describing such matter and the requisite approval threshold.
(ii)    Each Member entitled to vote on such matter shall deliver its written vote or consent to the Company Designated Official (if any) and the other Members within fifteen (15) Business Days after delivery of such notice, which period may be shortened with the approval of all Members entitled to vote on such matter.
(iii)    Once the requisite approval threshold has been obtained, the Company Designated Official (or, if none, any Member designated by such requisite approval threshold) shall promptly execute and deliver, on behalf of the Company, any instrument, consent, approval, instruction or certificate necessary to give effect to such approval, including any instrument, consent, approval, instruction or certificate required of the Company under the Certificate of Incorporation, the Bylaws, the Stockholders’ Agreement or the Trust Agreement.
(g)    Approval Certificates. At the request of any person entitled to rely on such approval, the Company Designated Official (or, if none, any Member) may certify in writing that the requisite approval was obtained in accordance with this Agreement, and such certificate shall be conclusive for the benefit of such person absent manifest error.
(h)    Votes Pursuant to Stockholders’ Agreement. Notwithstanding the other provisions of this Section 16, no approval of the Members pursuant to this Section 16 will be required for the performance by the Company, or the voting of the Class F Share, as required by Section 3.5 of the Stockholders’ Agreement, or the exercise of the proxy and power of attorney granted pursuant to Section 3.4 of the Stockholders’ Agreement, in each case in accordance with its terms.
17.Special Meetings of Stockholders of the Corporation.
(a)    Exercise of Class F Right to Call a Special Meeting. At any time that the Certificate of Incorporation or the Bylaws permits the holder of the Class F Share to call a special meeting of the stockholders of the Corporation, the Members, by approval of a majority of the Members, may appoint a Company Designated Official for purposes of calling a special meeting, and the Company or the applicable Company Designated Official, on behalf of the Company, may exercise such right in accordance with this Section 17.
(b)    Requisite Member Approval to Call a Special Meeting. The Company or the applicable Company Designated Official shall exercise the right to call a special meeting of stockholders of the Corporation only if such action has been approved by a majority of the Members; provided, however, that, if the special meeting is being called for the purpose of considering any Stockholder Matter that would be a Supermajority Stockholder Matter or Trust Amendment Matter, then the Company or the applicable Company Designated Official shall exercise such right only if approved by a Supermajority of the Members or a Trust Amendment Supermajority of the Members, respectively, or, if such Stockholder Matter would be both, by both such thresholds; provided, further, that no such right shall be exercised unless Members entitled to vote on how the Class F Share will be voted have delivered to the other Members and the Company Designated Official written indications of how such Members then intend to instruct that the Class F Share be voted on each Stockholder Matter proposed to be acted upon at such special meeting (each, a “Preliminary Voting Indication”), and such Preliminary Voting Indications are sufficient in number and content to cause all votes corresponding to the Class F Share to be cast in favor of each such Stockholder Matter in accordance with Section 16(d) if such Members were to deliver Member Instructions to the same effect by the Instruction Date.
(c)    Special Meeting Request. Following the approval required by Section 17(b), the Company shall deliver, or cause to be delivered, to the Corporation a written request calling a special meeting of stockholders in accordance with the Certificate of Incorporation and the Bylaws. The request shall include the purpose for which the meeting is called and any other information required by the Certificate of Incorporation, the Bylaws or applicable law.
(d)    No Voting Determination. Neither the approval to call a special meeting under this Section 17 nor the delivery of any Preliminary Voting Indication shall, by itself, constitute approval of how the Class F Share shall be voted on any matter proposed to be acted upon at such special meeting, and no Preliminary Voting Indication shall constitute a Member Instruction or bind any Member with respect to whether, or in what manner, such Member delivers a Member Instruction in respect of any such matter. The Class F Share shall be voted with respect to any such matter only in accordance with Section 16(d).

18.Officers. The Members may, from time to time as they deem advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including President, Vice President, Secretary, and Treasurer) to any such person. Notwithstanding the authorities and responsibilities that are customarily associated with a particular office, an Officer shall have only those authorities delegated by the Members. The Members may delegate to any Officer any of the Members’ powers under this Agreement, including the power to bind the Company; provided that no Officer may be delegated authority to (a) determine the manner in which the Class F Share will be voted or consented or (b) except with respect to the powers delegated to a Company Designated Official under this Agreement or as set forth in the Stockholders’ Agreement, consent on the Company’s behalf to any matter for which this Agreement would expressly require the approval of the Members (by whatever applicable threshold). Any delegation of authority by the Members to any Officer may be revoked at any time by the Members. An Officer may resign at any time by giving written notice to the Members. Any such resignation shall take effect on the date of receipt of such notice or at such later time as may be specified in such notice. An Officer may be removed with or without cause by the Members. Each Officer shall hold office until a successor is designated by the Members or until such Officer’s earlier death, resignation or removal. A vacancy in any office occurring because of death, resignation, removal or otherwise may, but need not, be filled by the Members. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Members not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.
19.No Fiduciary Duties. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, the parties hereto hereby agree that each Member and each Officer, in such capacity, shall owe no fiduciary duty to any other Member, any Officer, the Company or any other person bound by this Agreement; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
20.Exculpation. No Member or Officer (collectively, the “Covered Persons”) shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in its capacity as a Covered Person, so long as such action or omission is in good faith and does not constitute intentional fraud by such Covered Person. Exculpation arising under this Agreement shall not be eliminated or impaired by an amendment to this Agreement after the occurrence of the act or omission that is the subject of the Proceeding for which exculpation is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
21.Assignments and Admissions. Except as otherwise provided in Section 22(g), Section 22(h), Section 22(j), Section 22(k), Section 22(m) or Section 22(n), no Member may transfer or assign its limited liability company interest in the Company, in whole or in part, no

Member may be issued any additional limited liability company interest in the Company and no other person or entity may be issued any limited liability company interest in the Company or be admitted as a Member (including, to the fullest extent permitted by law, by operation of law, testamentary disposition or intestate succession). Notwithstanding the foregoing, no Successor Designee may be admitted as a Member pursuant to Section 22(g) (whether directly or pursuant to any other provision of this Agreement that provides for admission in accordance with Section 22(g)) or Section 22(h) (whether directly or pursuant to any other provision of this Agreement that provides for admission in accordance with Section 22(h)) after the tenth (10th) anniversary of the IPO Closing Date, and following such tenth (10th) anniversary a Successor Designee may be admitted as a Member only during the Class F Transition Period in accordance with Section 22(j) or Section 22(k). Notwithstanding anything to the contrary in this Agreement, including the definitions of “Succession Exit” and “Non-Succession Exit,” following the tenth (10th) anniversary of the IPO Closing Date (other than during the Class F Transition Period), any Member Exit Event, including a Member Exit Event under Section 22(a)(iv) or Section 22(a)(v), shall not constitute a Succession Exit and shall instead be deemed a Non-Succession Exit for all purposes of this Agreement.
22.Member Exit.
(a)    Member Exit Events. The occurrence of any of the following events shall constitute a “Member Exit Event”:
(i)    Voluntary Resignation. A Member’s voluntary resignation by written notice to the Company and the other Members (“Resignation Notice”), which resignation shall take effect on the fifth (5th) Business Day after delivery of such notice or at such later time as may be specified in such notice (the “Resignation Date”), unless revoked prior to such time;
(ii)    Minimum Ownership Threshold. With respect to an Initial Member, such Member’s failure to satisfy the Minimum Ownership Threshold;
(iii)    Removal for Cause. A Member’s removal for Cause;
(iv)    Incapacity. A Member’s Incapacity;
(v)    Death. A Member’s death;
(vi)    Expiration of the Successor Term. With respect to a Successor Member admitted prior to the occurrence of a Class F Sunset Event (other than a Successor Member who is a Member during the Class F Transition Period), the 10-year anniversary of the IPO Closing Date; or
(vii)    Leave of Absence. With respect to an Initial Member, such Initial Member’s temporary leave of absence from the Company, which leave of absence shall commence on the date set forth in the Leave Request (as hereinafter defined) or on such other date as may be determined by a Supermajority of the other Members (the “Leave Commencement Date”).
(b)    Exit Notice and Exit Date. The Company, by action of a majority of the other Members (subject to the requirements for the determination that a Member Exit Event shall have occurred), shall provide written notice to any Member subject to a Member Exit Event under Section 22(a)(ii), (iii) or (iv) (an “Exit Notice”). The Exit Notice shall set forth (i) in reasonable detail, the grounds for the Member Exit Event, and (ii) if applicable, the Successor Designee. A Member subject to a Member Exit Event under Section 22(a)(ii), (iii) or (iv) shall cease to be a Member on the later of (A) five (5) Business Days after receipt of the Exit Notice by such Member and (B) if applicable, such date determined in accordance with Section 22(c) (such later date, the “Exit Date”), unless the applicable Exit Notice has been rescinded prior to the Exit Date. No Exit Notice shall be required in connection with a Member Exit Event under Section 22(a)(i), (v), (vi) or (vii), and the Exit Date for such Member Exit Event shall be the Resignation Date, the date of such Member’s death, the 10-year anniversary of the IPO Closing Date or the Leave Commencement Date, respectively.
(c)    Contest and Cure. In the case of a Member’s removal for Cause or Incapacity, the applicable Member may contest the determination of such Member Exit Event by delivering written notice to the other Members and the Company within five (5) Business Days after receipt of the Exit Notice (a “Response Notice”), which shall set forth in reasonable detail such Member’s rationale for contesting the Member Exit Event. The other Members shall in good faith consider the Response Notice and, within five (5) Business Days after receipt thereof, vote on whether to rescind the Exit Notice. Notwithstanding the foregoing, solely in the case of a removal for Cause that constitutes Curable Cause, the applicable Member may elect to cure the conduct giving rise to such removal by delivering a Response Notice stating such intent within the same five (5) Business Day period (without prejudice to such Member’s right to contest the removal for Cause in accordance with this Section 22(c)). If the applicable Member elects to cure, such Member shall have thirty (30) Business Days following the other Members’ receipt of the Response Notice to cure such conduct (the “Cure Period”), the Exit Date shall automatically be extended in accordance with this Section 22(c), and within five (5) Business Days after the end of the Cure Period the other Members shall in good faith consider and vote on whether to rescind the Exit Notice on the basis that such conduct has been cured. In either case, if a Supermajority of the other Members do not vote in favor of rescinding the Exit Notice within five (5) Business Days after receipt of the Response Notice or the end of the Cure Period, as applicable, the Exit Date shall be deemed to be the earlier of (i) the date of such vote and (ii) the close of business on the fifth (5th) Business Day following receipt of the Response Notice or the end of the Cure Period, as applicable.
(d)    Information Access Restrictions. Upon the vote of a majority of the other Members, a Member that is the subject of a Resignation Notice or Exit Notice shall be prohibited from, to the fullest extent permitted by law, accessing any contracts, books, records or other information of the Company, or any contracts, books, records or other information of the Corporation to which such Member has access in its capacity as a Member, in each case prior to the Exit Date, and upon such vote, the applicable Member shall hereby be deemed to have unconditionally waived, to the fullest extent permitted by law, any information, inspection, examination, demand or similar access rights it may have in its capacity as a Member prior to the Exit Date. Nothing in the foregoing shall limit any rights to any such information in such Member’s capacity as a director, officer, employee or stockholder of (or holder of equity interests in) the Corporation.
(e)    Leave of Absence.
(i)    An Initial Member may request a temporary leave of absence from the Company by delivering written notice to the other Members and the Company (a “Leave Request”), which shall set forth (A) in reasonable detail the reason for such requested leave of absence, (B) the proposed commencement date of such leave of absence and (C) in reasonable detail the role such Initial Member proposes to undertake during such leave of absence and the basis on which such role constitutes a Qualifying Leave Role.
(ii)    Within thirty (30) calendar days after receipt of a valid Leave Request, the other Members shall consider in good faith and vote on whether to approve such Leave Request, which approval may be subject to such conditions as a Supermajority of the other Members may determine in their sole discretion (including a different commencement date of such leave of absence). An Initial Member who has delivered a valid Leave Request shall be granted such leave of absence, effective as of the Leave Commencement Date, upon the affirmative vote of a Supermajority of the other Members to approve such Leave Request; provided that no Leave Request shall be approved unless the role set forth in such Leave Request constitutes a Qualifying Leave Role, it being understood that the satisfaction of such requirement shall not obligate the other Members to approve such Leave Request; provided, further, that no Leave Request shall be approved during the Class F Transition Period or if the grant of the leave of absence would result in a Class F Sunset Event. If such Leave Request is not approved within such thirty (30) calendar day period, or if such Leave Request is otherwise rejected, the requesting Initial Member may submit another Leave Request at any time thereafter (whether with respect to the same or a different Qualifying Leave Role).
(f)    General Consequences of Exit. Upon the Exit Date of any Member, the following consequences, as applicable, shall apply, in each case as supplemented by the applicable provisions of Section 22(g) through Section 22(k):
(i)    (A) such Member shall automatically cease to be a Member; (B) such Member shall have no further rights, claims or obligations as a Member, except (1) to the extent Section 20 may apply to such Member as a Covered Person, (2) to the extent set forth in this Section 22(f) and (3) to the extent expressly provided in Section 22(m) or Section 22(n); and (C) such Member shall no longer be a party to this Agreement, except that an Initial Member subject to a determination of Incapacity or a leave of absence shall remain a party to this Agreement solely for purposes of Section 22(m) or Section 22(n), respectively;
(ii)    the limited liability company interest of such Member shall be administered as follows: (A) in the case of a Non-Succession Exit or a Member Exit Event under Section 22(a)(vi), as provided in Section 22(i), Section 22(j) or Section 22(k), as applicable;

(B) in the case of a Succession Exit, as provided in Section 22(g) or Section 22(k), as applicable; and (C) in the case of a Successor Member’s Member Exit Event under Section 22(a)(i), Section 22(a)(iii), Section 22(a)(iv) or Section 22(a)(v), as provided in Section 22(h), Section 22(j) or Section 22(k), as applicable; and
(iii)    if such Member has an Additional Contribution Balance, the Company shall, subject to the Priority Distribution Conditions, return such Additional Contribution Balance to such Member (or, if applicable, such Member’s Estate Successors) prior to or concurrently with the disposition of such Member’s limited liability company interest in accordance with this Section 22.
(g)    Consequences of a Succession Exit. Upon the Exit Date of an Initial Member pursuant to a Succession Exit, in addition to the applicable consequences set forth in Section 22(f):
(i)    (A) the Company shall promptly notify such Initial Member’s Successor Designee of the Succession Exit and request that such Successor Designee execute and deliver to the Company a Joinder Agreement, (B) such Initial Member shall automatically cease to hold such Initial Member’s limited liability company interest in the Company, (C) such limited liability company interest in the Company shall be automatically transferred to and vested in the applicable Successor Designee and (D) such Successor Designee shall be automatically admitted as a Member upon such Successor Designee’s execution and delivery to the Company of a Joinder Agreement; and
(ii)    notwithstanding the foregoing in this Section 22(g):
(1)    if the Successor Designee who was transferred the limited liability company interest pursuant to Section 22(g)(i) fails to execute and deliver to the Company a Joinder Agreement within fifteen (15) calendar days after the date on which the Company delivers notice of the Succession Exit to such Successor Designee, then (w) such Successor Designee shall be deemed to have declined to serve as a Successor Member, (x) such Successor Designee shall be deemed to disclaim ownership of the limited liability company interest that was automatically transferred to and vested in such Successor Designee, (y) such Successor Designee shall be stricken from such Initial Member’s Successor Designee List, and (z) such limited liability company interest shall instead be transferred to the next-highest-priority Successor Designee on such Successor Designee List in accordance with Section 22(g)(i); and
(2)    if, upon the Exit Date of such Initial Member pursuant to a Succession Exit, there is no existing Successor Designee List for such Initial Member or there is no Successor Designee on such Initial Member’s Successor Designee List who is willing and able to execute and deliver a Joinder Agreement in accordance with clause (1) above and permitted to be admitted as a Member in accordance with this Agreement (including Section 21), such Succession Exit shall be deemed to be a Non-Succession Exit.
(h)    Consequences of a Successor Member Exit (Transfer to a Subsequent Successor Designee). Upon the Exit Date of a Successor Member pursuant to a Member Exit

Event under any of Section 22(a)(i), Section 22(a)(iii), Section 22(a)(iv) or Section 22(a)(v), in addition to the applicable consequences set forth in Section 22(f):
(i)    (A) the Company shall promptly notify the subsequent Successor Designee of the Designating Initial Member of the Member Exit Event and request that such subsequent Successor Designee execute and deliver to the Company a Joinder Agreement, (B) such Member shall automatically cease to hold such Member’s limited liability company interest in the Company, (C) such limited liability company interest in the Company shall be automatically transferred to and vested in the applicable subsequent Successor Designee and (D) such subsequent Successor Designee shall be automatically admitted as a Member upon such subsequent Successor Designee’s execution and delivery to the Company of a Joinder Agreement; and
(ii)    notwithstanding the foregoing in this Section 22(h):
(1)    if the subsequent Successor Designee who was transferred the limited liability company interest pursuant to Section 22(h)(i) fails to execute and deliver to the Company a Joinder Agreement within fifteen (15) calendar days after the date on which the Company delivers notice of the Member Exit Event to such subsequent Successor Designee, then (w) such subsequent Successor Designee shall be deemed to have declined to serve as a Successor Member, (x) such subsequent Successor Designee shall be deemed to disclaim ownership of the limited liability company interest that was automatically transferred to and vested in such subsequent Successor Designee, (y) such subsequent Successor Designee shall be stricken from the applicable Designating Initial Member’s Successor Designee List, and (z) such limited liability company interest shall instead be transferred to the next-highest-priority Successor Designee on such Designating Initial Member’s Successor Designee List in accordance with Section 22(h)(i); and
(2)    if, upon the Exit Date of the applicable Successor Member pursuant to a Member Exit Event under any of Section 22(a)(i), Section 22(a)(iii), Section 22(a)(iv) or Section 22(a)(v), there is no existing Successor Designee List for the applicable Designating Initial Member or there is no Successor Designee on such Designating Initial Member’s Successor Designee List who is willing and able to execute and deliver a Joinder Agreement in accordance with clause (1) above and permitted to be admitted as a Member in accordance with this Agreement (including Section 21), such Member Exit Event shall be deemed to be a Non-Succession Exit.
(i)    Consequences Where Interest Is Retired and Cancelled. Except as otherwise provided in Section 22(j) or Section 22(k), as applicable, in addition to the applicable consequences set forth in Section 22(f), the applicable Member’s limited liability company interest in the Company shall be retired and cancelled as of the Exit Date of a Member Exit Event under Section 22(a)(vi) or a Non-Succession Exit, and such Member shall cease to be a Member as of the Exit Date. If such Member’s limited liability company interest is retired and cancelled pursuant to this Section 22(i), Schedule A shall be amended to reflect such retirement and cancellation and to adjust each remaining Member’s Membership Percentage proportionately based on the relative Membership Percentages of the remaining Members immediately before such retirement and cancellation.
(j)    Removal for Cause if Fewer than Three Members; Alternative Successor Designees.
(i)    In addition to the applicable consequences set forth in Section 22(f), upon the Exit Date of a Member pursuant to a Member Exit Event under Section 22(a)(iii) that results in there being fewer than three (3) Members and where no Successor Designee is admitted as a Member under Section 22(h):
(1)    a Successor Designee from any existing Successor Designee List of any Initial Member, whether or not such Initial Member is still a Member or whether or not such person is then the Successor Designee with the highest level of priority set forth on such Successor Designee List, shall be admitted as a Member with the approval of all of the other Members;
(2)    following the identification of the applicable Successor Designee pursuant to Section 22(j)(i)(1), (A) the Company shall promptly notify such Successor Designee of such Member Exit Event and request that such Successor Designee execute and deliver to the Company a Joinder Agreement, (B) such Member shall automatically cease to hold such Member’s limited liability company interest in the Company, (C) such limited liability company interest in the Company shall be automatically transferred to and vested in such Successor Designee and (D) such Successor Designee shall be automatically admitted as a Member upon such Successor Designee’s execution and delivery to the Company of a Joinder Agreement; and
(3)    notwithstanding the foregoing in Section 22(j)(i)(2):
(a)    if the Successor Designee who was transferred the limited liability company interest pursuant to Section 22(j)(i)(2) fails to execute and deliver to the Company a Joinder Agreement within fifteen (15) calendar days after the date on which the Company delivers notice of such Member Exit Event to such Successor Designee, then (w) such Successor Designee shall be deemed to have declined to serve as a Successor Member, (x) such Successor Designee shall be deemed to disclaim ownership of the limited liability company interest that was automatically transferred to and vested in such Successor Designee, (y) such Successor Designee shall be stricken from the applicable Successor Designee List and (z) such limited liability company interest shall instead be transferred to a different Successor Designee on any existing Successor Designee List determined by all of the other Members, in accordance with Section 22(j)(i)(2); and
(b)    if, upon the Exit Date of such Member, there is no existing Successor Designee List or there is no Successor Designee on any existing Successor Designee List who is willing and able to execute and deliver a Joinder Agreement in accordance with clause (a) above and permitted to be admitted as a Member in accordance with this Agreement (including Section 21), such Member’s limited liability company interest in the

Company shall be retired and cancelled as of the Exit Date and such Member shall cease to be a Member as of the Exit Date, and Schedule A shall be amended to reflect such retirement and cancellation and to adjust each remaining Member’s Membership Percentage proportionately based on the relative Membership Percentages of the remaining Members immediately before such retirement and cancellation.
(ii)    Upon the admission of any Successor Member pursuant to Section 22(j)(i), any subsequent succession of such Successor Member pursuant to Section 22(h) shall be determined based on the Successor Designee List from which such Successor Member was selected.
(iii)    Notwithstanding anything to the contrary in this Agreement, the admission (or pendency thereof) of any Successor Member pursuant to Section 22(j)(i) shall not prevent or cure a Class F Sunset Event that has already occurred or extend the Class F Transition Period.
(k)    Other Member Exit Events if Fewer than Three Members.
(i)    Except as set forth in Section 22(j) with respect to a Member Exit Event under Section 22(a)(iii), in addition to the applicable consequences set forth in Section 22(f), upon the Exit Date of any Member that results in there being fewer than three (3) Members and where no Successor Designee is admitted as a Member under Section 22(g) or Section 22(h), with respect to such Member (or, in the case of a Successor Member, the Designating Initial Member of such Successor Member) (each, a “Sunset Initial Member”):
(1)    the Sunset Initial Member’s Successor Designee shall be admitted as a Member; provided that, if there is more than one Sunset Initial Member and it cannot be determined which Member Exit Event resulted in there being fewer than three (3) Members, then any Successor Designee that has the highest level of priority on the Successor Designee List of any Sunset Initial Member may be admitted as a Member with the approval of all of the other Members;
(2)    following the identification of the applicable Successor Designee pursuant to Section 22(k)(i)(1), (A) the Company shall promptly notify such Successor Designee of the applicable Member Exit Event and request that such Successor Designee execute and deliver to the Company a Joinder Agreement, (B) the applicable Member shall automatically cease to hold such Member’s limited liability company interest in the Company, (C) such limited liability company interest in the Company shall be automatically transferred to and vested in such Successor Designee and (D) such Successor Designee shall be automatically admitted as a Member upon such Successor Designee’s execution and delivery to the Company of a Joinder Agreement; and
(3)    notwithstanding the foregoing in Section 22(k)(i)(2):
(a)    if the Successor Designee who was transferred the limited liability company interest pursuant to Section 22(k)(i)(2) fails to execute and deliver to the Company a Joinder Agreement within fifteen (15) calendar days after the date on which the Company delivers notice of the applicable Member Exit Event to such Successor Designee, then (w) such Successor Designee shall be deemed to have declined to serve as a Successor Member, (x) such Successor Designee shall be deemed to disclaim ownership of the limited liability company interest that was automatically transferred to and vested in such Successor Designee, (y) such Successor Designee shall be stricken from the applicable Successor Designee List and (z) such limited liability company interest shall instead be transferred to the next-highest-priority Successor Designee on such Successor Designee List in accordance with Section 22(k)(i)(2);
(b)    if, upon the Exit Date of such Member, there is no existing Successor Designee List for the applicable Sunset Initial Member or there is no Successor Designee on the applicable Sunset Initial Member’s Successor Designee List who is willing and able to execute and deliver a Joinder Agreement in accordance with clause (a) above and permitted to be admitted as a Member in accordance with this Agreement (including Section 21), the provisions of this Section 22(k) shall instead apply with respect to any Successor Designee List of any other Initial Member (whether or not such Initial Member is still a Member) selected by all the other Members and the Successor Designees on such selected Successor Designee List; and
(c)    if, upon the Exit Date of such Member, there is no existing Successor Designee List or there is no Successor Designee on any existing Successor Designee List who is willing and able to execute and deliver a Joinder Agreement in accordance with clause (a) above and permitted to be admitted as a Member in accordance with this Agreement (including Section 21), such Member’s limited liability company interest in the Company shall be retired and cancelled as of the Exit Date and such Member shall cease to be a Member as of the Exit Date, and Schedule A shall be amended to reflect such retirement and cancellation and to adjust each remaining Member’s Membership Percentage proportionately based on the relative Membership Percentages of the remaining Members immediately before such retirement and cancellation.
(ii)    Upon the admission of any Successor Member pursuant to Section 22(k)(i), any subsequent succession of such Successor Member pursuant to Section 22(h) shall be determined based on the Successor Designee List from which such Successor Member was selected.
(iii)    Notwithstanding anything to the contrary in this Agreement, the admission (or pendency thereof) of any Successor Member pursuant to Section 22(k)(i) shall not prevent or cure a Class F Sunset Event that has already occurred or extend the Class F Transition Period.
(l)    Nontestamentary Transfer. This Section 22 is intended to be given nontestamentary effect under Section 5000 of the California Probate Code and any analogous provision of other applicable law.

(m)    Reinstatement of Initial Members Removed for Incapacity.
(i)    Subject to the twelve (12) month limitation on resubmission set forth in Section 22(m)(ii), an Initial Member who has ceased to be a Member pursuant to a Member Exit Event under Section 22(a)(iv) may request reinstatement by delivering written notice to all Members and the Company (a “Reinstatement Request”) at any time following such Initial Member’s cessation of Incapacity. In the case of Incapacity under clause (i) of the definition thereof, such Reinstatement Request must be accompanied by a certification from a Qualified Physician that such Initial Member is no longer Incapacitated.
(ii)    Within thirty (30) calendar days of receipt of a valid Reinstatement Request, the Members (excluding the Member that is then serving as the Successor Member in respect of such Initial Member) shall consider in good faith and vote on whether to approve such Reinstatement Request. An Initial Member who had delivered a valid Reinstatement Request shall be automatically reinstated as a Member upon the affirmative vote of a Supermajority of such Members to reinstate such Initial Member as a Member (in such capacity, a “Reinstated Initial Member”) and upon such Reinstated Initial Member’s execution and delivery to the Company of a Joinder Agreement. If such Reinstatement Request is not approved within such thirty (30) calendar day period, or if such Reinstatement Request is otherwise rejected, the requesting Initial Member may submit another Reinstatement Request no earlier than twelve (12) months following such thirty (30) calendar day period or the date of such rejection. For the avoidance of doubt, an Initial Member may be reinstated pursuant to this Section 22(m) at any time, including after the tenth (10th) anniversary of the IPO Closing Date and during the Class F Transition Period. For the avoidance of doubt, the reinstatement (or pendency thereof) of any Member pursuant to this Section 22(m) shall not cure a Class F Sunset Event that has already occurred or extend the Class F Transition Period.
(iii)    Upon the reinstatement of an Initial Member pursuant to Section 22(m)(ii):
(1)    if the limited liability company interest originally held by such Initial Member is then held by a Successor Member, (A) such Successor Member shall automatically cease to be a Member and party to this Agreement and shall have no further rights, claims or obligations as a Member, except to the extent Section 20 may apply to such Successor Member as a Covered Person and as set forth in clause (C), (B) such limited liability company interest shall be automatically transferred to the Reinstated Initial Member, and such Reinstated Initial Member shall be admitted as a Member simultaneously with such transfer, and (C) if such Successor Member has an Additional Contribution Balance, the Company shall, subject to the Priority Distribution Conditions, return such Additional Contribution Balance to such Successor Member (or, if applicable, such Successor Member’s Estate Successors), prior to or concurrently with such transfer;
(2)    if the limited liability company interest originally held by such Initial Member, or any limited liability company interest held by a Successor Member in respect thereof, was retired and cancelled pursuant to this Agreement before such Initial Member’s reinstatement, the Company shall issue to such Reinstated Initial Member a new limited liability company interest equivalent to the interest so retired and cancelled, such Reinstated Initial Member shall be admitted as a Member simultaneously with the receipt of such new limited liability company interest, and Schedule A shall be amended to reflect such issuance and the recalculation of Membership Percentages among the Members; and
(3)    such Reinstated Initial Member shall be restored to Initial Member status and shall again be a party to this Agreement for all purposes under this Agreement, including eligibility to designate Successor Designees pursuant to a Successor Designee List in accordance with Section 22(o).
(n)    Return from Leave of Absence.
(i)    Each Initial Member who is then subject to a leave of absence shall promptly notify the other Members and the Company if such Initial Member ceases, or wishes to cease, to hold the Qualifying Leave Role set forth in such Initial Member’s Leave Request or if such role ceases to constitute a Qualifying Leave Role, and shall, upon the reasonable request of the other Members from time to time, certify whether such Initial Member then holds a Qualifying Leave Role or is then actively pursuing an alternative Qualifying Leave Role.
(ii)    A leave of absence granted pursuant to Section 22(e) shall automatically expire, without any action on the part of the Company, such Initial Member or any other Member, on the date that is six (6) months after the date on which the applicable Initial Member ceases both to (A) hold a Qualifying Leave Role and (B) actively pursue an alternative Qualifying Leave Role, unless such leave of absence is extended prior to such date by the affirmative vote of a Supermajority of the other Members (which extension may be granted more than once and may be subject to such conditions as a Supermajority of the other Members may determine in their sole discretion). Upon the expiration of a leave of absence pursuant to this Section 22(n)(ii), the applicable Initial Member shall be automatically reinstated as a Member upon such Initial Member’s execution and delivery to the Company of a Joinder Agreement.
(iii)    If such Initial Member continues to hold the Qualifying Leave Role set forth in such Initial Member’s Leave Request (or an alternative Qualifying Leave Role), such Initial Member may request reinstatement by delivering written notice, together with such supporting documentation as the Members may reasonably request (a “Return Request”), to all Members and the Company setting forth in reasonable detail the basis for such Initial Member’s Return Request notwithstanding that such Initial Member continues to hold such Qualifying Leave Role.
(iv)    Within thirty (30) calendar days of receipt of a valid Return Request, the Members shall consider in good faith and vote on whether to approve such Return Request. An Initial Member who has delivered a valid Return Request shall be automatically reinstated as a Member upon the affirmative vote of a Supermajority of the Members to reinstate such Initial Member as a Member and upon such Initial Member’s execution and delivery to the Company of a Joinder Agreement. If such Return Request is not approved within such thirty (30)

calendar day period, or if such Return Request is otherwise rejected, the requesting Initial Member may submit another Return Request at any time thereafter.
(v)    For the avoidance of doubt, an Initial Member may be reinstated pursuant to this Section 22(n) at any time, including after the tenth (10th) anniversary of the IPO Closing Date and during the Class F Transition Period; provided that the reinstatement (or pendency thereof) of any Member pursuant to this Section 22(n) shall not cure a Class F Sunset Event that has already occurred or extend the Class F Transition Period.
(vi)    If at any time during an Initial Member’s leave of absence the Company has fewer than three (3) Members (excluding such Initial Member), the Company shall promptly deliver written notice thereof to such Initial Member, and such Initial Member shall, within thirty (30) calendar days after receipt of such notice, either (A) deliver a Return Request in accordance with Section 22(n)(iii) or (B) deliver written notice to all Members and the Company relinquishing such Initial Member’s right to reinstatement under this Section 22(n) (a “Succession Election”). If such Initial Member delivers a Succession Election or fails to deliver a Return Request within such thirty (30) calendar day period, or delivers a Return Request within such thirty (30) calendar day period that is not approved in accordance with Section 22(n)(iv), a Succession Election shall be deemed to have occurred as of the date of delivery of such Succession Election, the end of such thirty (30) calendar day period or the date of such non-approval or rejection, respectively, such Initial Member’s leave of absence shall thereupon terminate and such Initial Member shall thereafter have no right to reinstatement under this Section 22(n). Notwithstanding the definitions of “Succession Exit” and “Non-Succession Exit”, Section 22(i) or anything to the contrary in this Agreement, upon a Succession Election, such Initial Member’s leave of absence shall be treated as a Succession Exit, and the Company shall issue a limited liability company interest equivalent to the interest retired and cancelled on the Leave Commencement Date, which interest shall be issued to the applicable Successor Designee, and such Successor Designee shall be admitted as a Member in respect thereof, in each case in accordance with Section 22(g) (applied mutatis mutandis), and Schedule A shall be amended to reflect such issuance and the recalculation of Membership Percentages among the Members.
(vii)    Upon the reinstatement of the applicable Initial Member pursuant to Section 22(n)(ii) or Section 22(n)(iv):
(1)    the Company shall issue to such Initial Member a new limited liability company interest equivalent to the interest so retired and cancelled on the Leave Commencement Date, such Initial Member shall be admitted as a Member simultaneously with the receipt of such new limited liability company interest, and Schedule A shall be amended to reflect such issuance and the recalculation of Membership Percentages among the Members; and
(2)    such Initial Member shall be restored to Initial Member status and shall again be a party to this Agreement for all purposes under this Agreement, including eligibility to designate Successor Designees pursuant to a Successor Designee List in accordance with Section 22(o).

(o)    Successor Designee Lists.
(i)    Proposal and Eligibility.
(1)    Right to Propose. Each Initial Member shall have the right to propose a list (such Initial Member’s “Successor Designee List”) identifying up to ten (10) proposed Successor Designees, listed in order of priority. An Initial Member may propose fewer than ten (10) Successor Designees, and the inclusion of fewer than ten (10) such persons, including the provision of no Successor Designee List at all, shall not affect such Initial Member’s rights or obligations under this Agreement, including such Initial Member’s ability to propose or amend a Successor Designee List in the future.
(2)    Eligibility Requirements. Each of the first eight (8) Successor Designees identified on a Successor Designee List must satisfy the Eligibility Requirements at the time of initial approval of such list and, for the avoidance of doubt, the ninth (9th) and tenth (10th) Successor Designees on a Successor Designee List, if any, shall not be required to satisfy the Eligibility Requirements. All proposed Successor Designees remain subject to the conditions set forth in Section 22(o)(i)(3).
(3)    Conditions to Approval. As a condition to approval of any proposed Successor Designee on a Successor Designee List pursuant to this Section 22(o), such proposed Successor Designee must deliver to the Company a statement certifying (A) such person’s willingness to serve as a Successor Member, (B) that such person is not aware of any facts or circumstances that would constitute, or that would reasonably be expected to constitute, the basis for such person’s removal for Cause, (C) that if such proposed Successor Designee is subject to the Eligibility Requirements pursuant to Section 22(o)(i)(2), such person satisfies the Eligibility Requirements and (D) such person’s agreement to promptly notify the Company and the other Members if any of the foregoing certifications ceases to be true (such statement, a “Successor Designee Certification”). Upon notification by a proposed Successor Designee that one or more of the certifications in its Successor Designee Certification ceases to be true, such Successor Designee shall thereafter be (x) removed from the applicable Successor Designee List and (y) ineligible for approval on any Successor Designee List pursuant to this Section 22(o) unless and until such time as the Successor Designee can again provide a Successor Designee Certification.
(ii)    Approval and Amendment.
(1)    Initial Approval. A Successor Designee List proposed by an Initial Member (such Initial Member, the “Proposing Member”) shall not be effective unless and until it is approved by a Supermajority of the other Members. The Proposing Member shall deliver the proposed Successor Designee List to each other Member and to the Company in writing in accordance with Section 24. The other Members shall, in good faith, consider and vote on whether to approve the proposed Successor Designee List within thirty (30) calendar days of receipt thereof. If a Supermajority of the other Members do not vote in favor of approving the proposed Successor Designee List within such thirty (30) calendar day period (or if the proposed

Successor Designee List is otherwise rejected), the Proposing Member may submit a revised proposed Successor Designee List at any time thereafter.
(2)    List Amendments. An Initial Member may at any time and from time to time, without limit as to the number of times, propose to amend such Initial Member’s approved Successor Designee List, including by adding, removing or reordering Successor Designees thereon (any such proposed change, a “List Amendment”). No List Amendment shall be effective unless and until it is approved by a Supermajority of the other Members in accordance with the procedures set forth in Section 22(o)(ii)(1). Any Successor Designee who is added (or elevated) to the first eight (8) positions on a Successor Designee List pursuant to a List Amendment must satisfy the Eligibility Requirements as of the time such List Amendment is approved; provided that the elevation of a Successor Designee solely by virtue of a higher-priority Successor Designee being admitted as a Successor Member in accordance with this Agreement shall not require such elevated Successor Designee to satisfy the Eligibility Requirements at the time of such elevation.
(3)    Effect of Amendments. The approval of a proposed List Amendment shall only be necessary with respect to the specific changes proposed thereby, and the remainder of the approved Successor Designee List (including the identity and relative priority of each Successor Designee not affected by such List Amendment) shall remain in effect without the need for re-approval. Where a List Amendment reorders one or more Successor Designees, the approval of such List Amendment shall constitute approval of all resulting changes in relative priority, including both the elevation of any Successor Designee to a higher priority position and the corresponding lowering of any other Successor Designee to a lower priority position.
(iii)    Notification and Confidentiality.
(1)    Notification to the NGC. Within ten (10) Business Days following the approval of a Successor Designee List (including a List Amendment), the Company shall provide written notice to the NGC of such approval, identifying the applicable Successor Designee List, including the identities of the Successor Designees thereon and the priority of such persons.
(2)    Confidentiality. Each Successor Designee List, and the identities and priority of the Successor Designees thereon, shall be strictly confidential and shall not be publicly disclosed by any Member or the Company; provided, however, that a Member or the Company may disclose such information to the extent required by applicable law, regulation or legal process if such Member or the Company (i) provides, to the extent legally permitted, prompt prior written notice to the other Members and the Company or the Members, as applicable, (ii) cooperates with any effort to obtain a protective order or confidential treatment and (iii) limits disclosure to what is legally required based on the advice of counsel.
(iv)    List Continuity. Upon the admission of a Successor Member, such Successor Member shall be stricken from the Successor Designee List of the applicable Designating Initial Member and the Successor Designee List shall otherwise remain in effect for purposes of any subsequent succession under Section 22(h). The Successor Designee List of an Initial Member who has ceased to be a Member shall remain in effect for all purposes of this Agreement, including Section 22(j), Section 22(k) and Section 22(n)(vi), notwithstanding that such Initial Member may not propose a Successor Designee List or a List Amendment after the occurrence of such Member Exit Event.
(p)    Succession Conflict.
(i)    Upon the admission of a Successor Member:
(1)     such Successor Member shall no longer be eligible to succeed any other Members, including after the Exit Date of such Successor Member, and shall be stricken from, and be ineligible for approval on, any other Successor Designee Lists; and
(2)    any transfer of any other Member’s limited liability company interest in the Company shall be to the next-highest-priority Successor Designee on the applicable Successor Designee List.
(ii)    If two or more Members are subject to a Member Exit Event that would result in a transfer to a Successor Designee pursuant to this Agreement, where the chronology of events cannot be determined (a “Simultaneous Succession Event”) and therefore it is not determinable which Successor Designee is appropriate in accordance with the other procedures under this Agreement, the remaining Members shall determine, by a majority of such remaining Members, which Successor Designee from the applicable Successor Designee List shall serve as a Successor Member for each such Member, and the limited liability company interest of each such Member subject to such Simultaneous Succession Event shall be transferred to the Successor Designee so determined in accordance with Section 22(g) or Section 22(h), as applicable; provided that, if only one Successor Designee should be appointed in accordance with this Agreement as a result of such Simultaneous Succession Event, the remaining Members may select such Successor Designee from any applicable Successor Designee List; provided, further, that if there are no remaining Members at the time of a Simultaneous Succession Event, the foregoing determination may be made by the affirmative vote of the lesser of (x) 80% of the Whole Board, rounded up or down to the nearest whole number (any exact 0.5 rounding up), and (y) all of the directors of the Corporation then serving.
(q)    NGC Input. Within thirty (30) calendar days of receipt of notice of the approval of a Successor Designee List (including a List Amendment) pursuant to Section 22(o)(iii)(1), the NGC may request that the Members entitled to vote on such approval reconsider one or more aspects thereof, which request shall be accompanied by a brief explanation for the reason for such request, and following receipt thereof, such Members shall consider any such request in good faith. The NGC may also, at any time, request in good faith that the Members consider whether a Member should be removed for Cause or by reason of Incapacity, whether or not any removal is then pending or has been proposed by a Member, which request shall be accompanied by a reasonably detailed explanation for the reason for such request, and following receipt thereof, the Members entitled to vote on such matter shall consider any such request in good faith. Any request by the NGC pursuant to this Section 22(q) is advisory only and shall not, in and of itself, alter, extend, suspend or replace any procedure, voting threshold, Cure Period, contest period, Exit Date or other timing otherwise applicable under this Section 22.
(r)    Insufficient Funds; Pro Rata Return of Additional Contribution Balances. If, at any time that one or more Additional Contribution Balances are due to be returned to any Member or former Member (or its Estate Successors) pursuant to this Section 22, the lawful funds then available to the Company are insufficient to return in full all Additional Contribution Balances then due, the Company shall apply the available lawful funds among all such Members and former Members (and their Estate Successors) on a pari passu basis, in proportion to their respective Additional Contribution Balances. Any portion of an Additional Contribution Balance not returned by reason of such insufficiency shall not be extinguished, but shall remain an obligation of the Company and shall be returned (together with any other Additional Contribution Balances, on a pari passu basis in proportion thereto), subject to the Priority Distribution Conditions, promptly as and when lawful funds become available for such purpose. To the extent any Additional Contribution Balance remains unreturned upon the dissolution of the Company, such amount shall be returned in accordance with Section 23(f). No Member or former Member shall be entitled to the return of its Additional Contribution Balance in priority to, or in a greater proportion than, any other Member or former Member then entitled to the return of an Additional Contribution Balance.
23.Dissolution.
(a)    The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:
(i)    the Supermajority approval of the Members to dissolve the Company;
(ii)    the completion of the Class F Transition Period; or
(iii)    at any time that there have been no Members for ninety (90) consecutive calendar days, unless the Company is continued in accordance with the Act.
(b)    For the avoidance of doubt, for purposes of Section 18-801(a) of the Act a Successor Designee may be admitted as a Member following an Exit Event that terminates the continued membership of the last remaining Member in accordance with Section 22, and upon such admission the Company shall continue without dissolution. Notwithstanding anything to the contrary contained herein, (i) each Member hereby expressly waives the right to seek the entry of a decree of judicial dissolution under § 18-802 of the Act and (ii) no dissolution of the Company pursuant to Section 23(a) may be revoked pursuant to § 18-806 of the Act or otherwise.
(c)    The bankruptcy (within the meaning of the Act) of a Member shall not cause such Member to cease to be a Member and, upon the occurrence of such an event, the Company shall continue without dissolution.

(d)    Upon the dissolution of the Company, in accordance with, and to the extent provided by, the Certificate of Incorporation, the Class F Share shall be automatically redeemed by the Corporation without consideration and deemed automatically forfeited by the Company, and the Members shall promptly wind up the affairs of, and liquidate, the Company.
(e)    The Company shall promptly deliver written notice to the Corporation at any time that the Company has fewer than three (3) Members, and shall promptly deliver written notice to the Corporation upon the admission of any Successor Member thereafter. The Corporation may from time to time request in writing that the Company furnish such certifications, affidavits or other proof as the Corporation deems necessary to determine the number of Members of the Company, and the Company shall promptly provide such information to the Corporation.
(f)    Subject to Section 10(b), in settling accounts upon the winding up and liquidation of the Company, the assets of the Company shall be applied and distributed as expeditiously as possible in the following order:
(i)    first, to pay (or make reasonable provision for the payment of) all creditors of the Company, including, to the extent permitted by law, Members that are creditors, in satisfaction of liabilities of the Company in the order of priority provided by law, including expenses relating to the dissolution and winding up of the Company, discharging liabilities of the Company, distributing the assets of the Company and terminating the Company as a limited liability company in accordance with this Agreement and the Act;
(ii)    second, to return to each Member, on a pari passu basis in proportion to their respective Additional Contribution Balances (if any), each such Member’s Additional Contribution Balance; and
(iii)    third, with respect to all remaining assets of the Company, to the Members in accordance with Section 13 of this Agreement.
(g)    Following completion of the winding up of the Company as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and one or more Members or Officers shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be cancelled, and take such other actions as may be necessary to terminate the Company. The Company shall provide the Corporation with reasonable advance notice of the anticipated filing of such certificate of cancellation.
(h)    No Economic Benefit. Neither the Company nor any Member shall have the right to receive or retain any economic benefit from the Class F Share or the Company’s ownership thereof, and the Company and the Members shall only have the governance and voting rights expressly set forth herein. Upon any dissolution, winding up, liquidation, Member Exit Event or other termination of a Member’s interest in the Company, such Member (or its Estate Successors) shall be entitled to receive only any Additional Contribution Balance, as and to the extent provided in this Agreement.

(24)Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by electronic transmission if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notwithstanding anything to the contrary herein, where such communication is required to be delivered to more than one recipient, the date of delivery of such communication shall be deemed to have occurred on the date the last such required recipient received such communication in accordance with this Section 24. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 24):
(a)    if to the Company, to:
Anthropic Founders, LLC
C/O Anthropic, PBC
548 Market Street PMB 90375
San Francisco, CA 94104
Attention:    Legal Department
Email:    notices@anthropic.com
(b)    if to the Corporation or the NGC, to:
Anthropic, PBC
548 Market Street PMB 90375
San Francisco, CA 94104
Attention:    Legal Department
Email:    notices@anthropic.com
(c)    if to any Member, to the address set forth in Schedule A:
in each case of (a) and (c), with copies to (which shall not constitute notice):
Cravath, Swaine & Moore LLP
[***]
Attention:    [***]
Email:    [***]

and to any other counsel as such Member may notify the Company, the Corporation and the NGC in writing in accordance with this Section 24.
The Company shall, as expeditiously as possible following receipt, forward to each Member (other than a Member then subject to information access restrictions pursuant to Section 22(d)) a copy of any notice, request, consent, demand, document or other communication received by the Company from the Corporation (including the NGC).
25.Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.
(a)    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles that would cause the application of the laws of a different jurisdiction), all rights and remedies being governed by said laws.
(b)    Jurisdiction and Venue. Each party hereto hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, another State court in Delaware or the federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any Member’s address and in the manner set forth in Section 24 shall be effective service of process for any such action.
(c)    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
26.Severability of Provisions. Each provision of this Agreement shall be considered severable, and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
27.Amendments. Subject to Section 8, this Agreement may be modified, altered, supplemented or amended, and any provision of this Agreement may be waived, including, to the fullest extent permitted by law, pursuant to any merger, consolidation, division, conversion, domestication, transfer, continuance, operation of law or otherwise, only pursuant to a written instrument executed and delivered by a Supermajority of the Members; provided that (i) the prior written consent of the Corporation shall be required for (A) any amendment, modification or waiver of any Company Consent Provision (including, for the avoidance of doubt, pursuant to Section 3.7 of the Stockholders’ Agreement), or (B) any amendment, modification or waiver that has a direct adverse effect on the express rights of the Corporation (including, for the avoidance of doubt, the NGC) granted by this Agreement, (ii) any amendment, modification or waiver that increases the obligations or liability of a Member or that disproportionately adversely affects any Member relative to the other Members shall require the prior written consent of such Member, notwithstanding whether such Member is subject to a Suspension Event, and (iii) the prior written consent of the Trust shall be required solely to the extent required for such modification, alteration, supplement or amendment pursuant to the Stockholders’ Agreement.
28.Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument. This Agreement may be executed using electronic signatures (including pdf, facsimile, DocuSign or any other electronic signature). Any electronic signature appearing on this Agreement shall be of the same legal effect, validity and enforceability as a manually executed signature and delivery of any such electronic signature or a signed copy of this Agreement may be made by facsimile or electronic transmission.
29.Entire Agreement. This Agreement constitutes the entire agreement of the Company and the Members with respect to the subject matter hereof.
30.Third-Party Beneficiaries. Each of the Company and the Members acknowledges and agrees that the Corporation (including, for the avoidance of doubt, the NGC) is a third-party beneficiary of the Company Consent Provisions and the Trust is a third-party beneficiary solely of the consent requirement set forth in clause (iii) of the proviso of Section 27 of this Agreement, and each of them is entitled to enforce the applicable terms thereof as if it were an original party hereto. Except as expressly provided in the preceding sentence, in Section 9 and in Section 20, the provisions of this Agreement are intended solely to benefit the Company and the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of a Member, any creditor of the Company or any creditor or stockholder of the Corporation (and no such creditor or stockholder shall be a third-party beneficiary of this Agreement). A Member shall not have any duty or obligation to any creditor of the Company, any creditor of a Member or any creditor or stockholder of the Corporation to make any contributions or payments to the Company, and the Members shall not have any duty or obligation to any creditor of the Company, any creditor of a Member or any creditor or stockholder of the Corporation to issue any call for capital.
31.Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
32.No Recourse Against Non-Parties. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and the Members covenant, agree and acknowledge that this Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this

Agreement may be made only against the parties hereto. Except for the parties hereto, no past, present or future officer, director, stockholder, employee, incorporator, member, partner, agent, attorney, representative or affiliate of any party hereto shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement.
33.Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby” or “hereto” refer to this Agreement as a whole; (d) references to any Corporation Equity Security (including any Class A Share) or the Class F Share shall be to such Corporation Equity Security or Class F Share, respectively, as equitably adjusted for any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, stock dividend, exchange of shares, readjustment or other similar transaction occurring after the date hereof; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (f) the word “will” shall be construed to have the same meaning as the word “shall”; (g) when calculating any period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (h) references to “days” shall mean “calendar days” unless expressly stated otherwise; (i) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (j) any reference to “written” or “in writing” shall include electronic transmission (as defined in the Act); and (k) the phrase “good faith” shall mean subjectively acting with faithfulness to the purpose, terms and scope of this Agreement. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and gender-neutral forms. Unless the context otherwise requires, references herein to (i) Sections, Schedules and Exhibits mean the Sections, Schedules and Exhibits of or attached to this Agreement, (ii) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof and (iii) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. To the fullest extent permitted by law, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
34.Definitions. When used in this Agreement, the following terms have the following meanings:
(a)    “Additional Contribution Balance” means, with respect to any Member, the aggregate amount recorded in the Additional Contribution Ledger in respect of Additional Capital Contributions made by such Member, reduced by the amount of any such Additional Capital Contributions previously returned to such Member pursuant to Section 22 or Section 23.

(b)    “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or San Francisco, California are authorized or required to close.
(c)    “Bylaws” means the Corporation’s bylaws, as may be amended or restated from time to time.
(d)    “Cause” means:
(i)    such Member’s:
(1)    willful engagement in repeated material dishonesty, illegal conduct or gross misconduct that, in each case, causes or is reasonably expected to cause material damage to the reputation or financial position of the Corporation and its direct or indirect subsidiaries, taken as a whole;
(2)    embezzlement, material misappropriation or intentional fraud related to such Member’s Services;
(3)    plea of guilty or nolo contendere to, or non-appealable conviction of, a felony, which conviction or plea causes or is reasonably expected to cause material damage to the reputation or financial position of the Corporation and its direct or indirect subsidiaries, taken as a whole; or
(4)    willful and material violation of the Corporation’s written policies or codes of conduct that have been provided to such Member, including written policies related to discrimination, harassment, performance of illegal or unethical activities or ethical misconduct that, in each case, causes or is reasonably expected to cause material damage to the reputation or financial position of the Corporation and its direct or indirect subsidiaries, taken as a whole; or
(ii)    such Member’s engagement or participation in, or operation or management of, or direct or indirect ownership in, a business competing with the Corporation, in each case, other than Passive Ownership, in the case of each of clauses (i) and (ii) of this definition, as determined by a Supermajority of the other Members (and, in the case of clause (ii), in their sole discretion).
For purposes of this definition:
(A)no act or failure to act on the part of a Member shall be considered “willful” unless it is done, or omitted to be done, by such Member not in good faith and without a reasonable belief that such Member’s action or omission was in, or not inconsistent with, the best interests of the Corporation or its direct or indirect subsidiaries. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Corporation, or based upon good faith reliance on the advice of counsel for the Corporation or independent counsel retained by such Member, shall be conclusively presumed to be done, or omitted to be done, by such Member in good faith and in, or not inconsistent with, the best interests of the Corporation and its direct and indirect subsidiaries; and
(B)“Passive Ownership” means (x) a Member’s direct or indirect ownership of any interests in passive or active investment vehicles, including mutual funds, exchange-traded funds, index funds and other investment funds or accounts, in each case, that are managed by independent third parties and over which such Member does not make the investment decisions thereof, or (y) any interest held by a Member, directly or indirectly, representing no more than 5% in the aggregate of the voting power of the outstanding capital stock of any entity.
(e)    “Certificate of Incorporation” means the Corporation’s certificate of incorporation, as may be amended or restated from time to time.
(f)    “Class A Share” means a share of the Class A Common Stock, par value $0.00001 per share, of the Corporation.
(g)    “Class E Share” means a share of the Class E Common Stock, par value $0.00001 per share, of the Corporation.
(h)    “Class F Amendment Threshold” shall have the meaning set forth in the Certificate of Incorporation.
(i)    “Class F Share” means the share of the Class F Common Stock, par value $0.00001 per share, of the Corporation.
(j)    “Class F Sunset Event” means the first time that the Company has fewer than three (3) Qualifying Members for ninety (90) consecutive calendar days.
(k)    “Class F Transition Period” means the period commencing on the date of the occurrence of a Class F Sunset Event and ending at 5:00 p.m. Eastern Time 450 calendar days thereafter. For the avoidance of doubt, the admission of any Successor Member pursuant to Section 22(j) or Section 22(k) during the Class F Transition Period shall not extend the Class F Transition Period or prevent the dissolution of the Company upon the completion of the Class F Transition Period.
(l)    “Class T Share” means the share of the Class T Common Stock, par value $0.00001 per share, of the Corporation.
(m)    “Company Consent Provisions” means the following provisions of this Agreement: Section 3(i) (Purposes); Section 14 (Indebtedness); Section 15 (Class F Share); Section 16(a) (Member Votes); Section 16(d) (Actions Relating to Voting the Class F Share); Section 16(f) (General Approval Procedures); Section 17 (Special Meetings of Stockholders of the Corporation); Section 21 (Assignments and Admissions); Section 22 (Member Exit);

Section 23(a) (Dissolution Triggers); Section 23(d) (With Respect to the Redemption and Forfeiture of the Class F Share); Section 23(e) (Notice to the Corporation Regarding the Company’s Members); Section 23(g) (Notice to the Corporation Regarding Filing of Certificate of Cancellation); Section 27 (Amendments); Section 30 (Third-Party Beneficiaries); any defined term set forth in Section 34 solely to the extent that any amendment, modification or waiver of such defined term would alter the meaning or operation of any of the foregoing provisions; and any other provision of this Agreement solely to the extent that any amendment, modification or waiver thereof would alter the meaning or operation of any of the foregoing provisions.
(n)    “Corporation” means Anthropic, PBC, a Delaware public benefit corporation, including any of its successors.
(o)    “Corporation Equity Securities” means, without duplication, (i) Class A Shares, (ii) any other equity securities of the Corporation evidencing an economic ownership interest in the Corporation (excluding, for the avoidance of doubt, any Class E Share, the Class F Share and the Class T Share), (iii) any equity securities, whether vested or unvested, convertible into or exchangeable or exercisable for any shares or securities described in the foregoing clause (i) or (ii), and (iv) any options or other rights, whether vested or unvested, to acquire from the Corporation any shares or securities described in the foregoing clause (i), (ii) or (iii).
(p)    “Curable Cause” means Cause arising solely under clause (i)(4) or clause (ii) of the definition of “Cause” set forth in Section 34(d).
(q)    “Designating Initial Member” means, with respect to any Successor Designee or Successor Member (as the case may be), the Initial Member that designated such person to their Successor Designee List.
(r)    “Eligibility Requirements” means, with respect to any Successor Designee, the following criteria:
(i)    such Successor Designee is a United States citizen, permanent resident or holder of valid United States work authorization;
(ii)    such Successor Designee is a current or former employee of the Corporation or its direct or indirect subsidiaries, or a current or former employee or other service provider at a 501(c)(3) tax-exempt organization or a national or international organization whose primary purpose is research, education or the promotion of public benefit (each, a “Qualifying Organization”);
(iii)    such Successor Designee has had tenure of at least three (3) years at the Corporation, any of its direct or indirect subsidiaries or a Qualifying Organization (without regard to whether such Successor Designee is then currently employed by or providing services to any such entity);

(iv)    if such Successor Designee’s qualification is based on employment with the Corporation or its direct or indirect subsidiaries, such Successor Designee is or was at one time: (1) a member of the technical staff or the compliance or policy-making team of the Corporation or its direct or indirect subsidiaries, (2) a staff member at the Anthropic Institute or (3) in another role approved by the Board of Directors of the Corporation and a majority of the Members (excluding the Initial Member proposing such Successor Designee); and
(v)    if such Successor Designee’s qualification is based on service at a Qualifying Organization, such service is or was at one time at a senior level in such organization.
(s)    “Enforcer” shall have the meaning set forth in the Trust Agreement.
(t)    “Estate Successors” means, with respect to any Member, such person’s estate, beneficiary, personal representative or other successor in interest.
(u)    “Family Member” means, with respect to any Initial Member, (i) such Initial Member’s spouse, domestic partner, parents, grandparents, lineal descendants (including adopted persons), siblings and lineal descendants of siblings (including adopted persons), in each case whether former or present, and (ii) any of the foregoing persons with respect to the Initial Member’s spouse, excluding, in each case, another Initial Member.
(v)    “Incapacity” means, with respect to any Member, such Member’s (i) permanent and total incapacitation such that such Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that would reasonably be expected to result in death within twelve (12) months or that has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months, as determined by a Qualified Physician, or (ii) wrongful imprisonment, unlawful detention or captivity or restraint, where such deprivation of liberty is continuing and is reasonably expected to continue for a period of not less than twelve (12) months, and appears to be wrongful or without due process of law, as determined by a Supermajority of the other Members based on information reasonably available to them, including any public statement, notification or determination issued by a governmental authority; provided that, in the case of clause (ii), such Member shall no longer be deemed to be Incapacitated upon such Member’s release and return from the circumstances giving rise to such Incapacity (it being understood that such cessation of Incapacity (or pendency thereof) shall not cure a Class F Sunset Event that has already occurred or extend the Class F Transition Period). The term “Incapacitated” shall have a correlative meaning.
(w)    “Indebtedness” means, with respect to any person, (i) all obligations of such person for borrowed money and any borrowings from any bank, financial institution or other entity, including loans, advances and bank overdrafts, (ii) all obligations of such person under letters of credit, bank guarantees, performance bonds, sureties or similar facilities, but only to the extent drawn, (iii) all obligations of such person evidenced by notes, bonds, debentures or similar instruments or securities and (iv) to the extent not otherwise included, all indebtedness of any other person of a type referred to in clause (i) through clause (iii) for which such person is directly or indirectly liable, whether as obligor, guarantor or otherwise, or for which such person has assured a credit against loss, but only to the extent outstanding or otherwise due and payable.
(x)    “Instruction Date” means (i) for any Stockholder Matter that is subject to a vote at an annual or special meeting of the stockholders of the Corporation, the date that is three (3) Business Days prior to the date of such meeting, and (ii) for any Stockholder Matter that is subject to action by written consent, (A) if the Corporation has established a date by which such consents must be received, the date that is one (1) Business Day prior to such date, and (B) in all other instances, the date that is ten (10) Business Days after written notice of such proposed action has been delivered to the Members.
(y)    “IPO Closing Date” shall have the meaning set forth in the Certificate of Incorporation.
(z)    “Joinder Agreement” means a joinder agreement substantially in the form attached hereto as Exhibit A.
(aa)    “Minimum Ownership Threshold” means, with respect to any Initial Member, the requirement that such Initial Member, together with their Permitted Transferees, hold or own, directly or indirectly, at least the number of Corporation Equity Securities set forth next to their name on Schedule B, on a fully-diluted and as-converted basis, as of (i) the record date for each annual meeting of the stockholders of the Corporation, (ii) the record date for any special meeting of the stockholders of the Corporation and (iii) the record date for any action by written consent, in each case to the extent validly called or proposed in accordance with the Certificate of Incorporation and the Bylaws; provided that a particular Corporation Equity Security may, at any given time, only be counted towards the Minimum Ownership Threshold of a single Initial Member, notwithstanding that such Corporation Equity Security may also be deemed to be held by a person or entity who constitutes a Family Member or Permitted Entity of another Initial Member, as determined by such Initial Members (and otherwise, such Corporation Equity Security shall be counted towards the Minimum Ownership Threshold of the Initial Member who first acquired such Corporation Equity Security).
(bb)    “NGC” means the “Nominating Committee,” as defined in the Stockholders’ Agreement.
(cc)    “Non-Qualifying Member” means any Member admitted pursuant to Section 22(j) or Section 22(k).
(dd)    “Non-Succession Exit” means (i) a Member Exit Event with respect to an Initial Member under Section 22(a)(i), Section 22(a)(ii), Section 22(a)(iii), Section 22(a)(vii) or Section 22(g)(ii)(2) or (ii) a Member Exit Event with respect to a Successor Member under Section 22(h)(ii)(2).

(ee)    “Permitted Entity” means, with respect to any Initial Member, (i) any trust or estate planning vehicle for the benefit of one or more beneficiaries which includes such Initial Member, any Family Member of such Initial Member or any other Permitted Entity of such Initial Member, (ii) any corporation, partnership, limited liability company, trust or other entity or vehicle directly or indirectly owned or controlled by such Initial Member, any Family Member of such Initial Member or any other Permitted Entity of such Initial Member, (iii) any tax-exempt organization (including any charitable organization or account, charitable trust, private foundation, donor-advised fund or supporting organization) controlled by or established by such Initial Member, any Family Member of such Initial Member or any other Permitted Entity of such Initial Member and (iv) any individual retirement account or qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended, for the benefit of such Initial Member, any Family Member of such Initial Member or any other Permitted Entity of such Initial Member. For purposes of this definition, “control” shall mean the power to direct the management or policies of a person whether through the ownership of voting securities or otherwise. Without limiting the foregoing, a person shall be deemed to control another person for purposes of this definition if such first person directly or indirectly, whether acting singly or jointly, has the power to control voting or investment decisions with respect to the Corporation Equity Securities held by such other person or has the power to remove or replace person(s) who have such power.
(ff)    “Permitted Transferees” means, with respect to any Initial Member, (i) any Family Member of such Initial Member or (ii) any Permitted Entity of such Initial Member.
(gg)    “Priority Distribution Conditions” means, with respect to any distribution or return of amounts to a Member, former Member or Estate Successor, the requirement that such distribution or return be subject to the availability of lawful funds and made in accordance with the priority of distributions set forth in Section 23(f) (applied mutatis mutandis).
(hh)    “Proceeding” means any action, suit, proceeding or inquiry, whether civil, criminal, administrative or investigative and whether threatened or pending.
(ii)    “Qualified Physician” means a licensed physician who is (i) duly authorized to practice medicine in the jurisdiction in which such physician provides the relevant evaluation, (ii) board-certified in a specialty reasonably related to the condition or impairment at issue, and (iii) except as otherwise provided in this definition, jointly selected by the Member subject to a determination of Incapacity and a majority of the other Members. If such Member and a majority of the other Members fail to agree upon a Qualified Physician, such Member, on the one hand, and a majority of the other Members, on the other hand, shall each designate a Qualified Physician and the two Qualified Physicians so designated shall select a third Qualified Physician, who shall make the determination of whether such Member is Incapacitated. If such Member is incapable of selecting a Qualified Physician, then such Member’s spouse will make the selection on behalf of such Member, or, in the absence, inaction or incapacity of such Member’s spouse, such Member’s adult children by majority vote will make the selection on behalf of such Member, or, in the absence or inaction of adult children of such Member or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Member and which holds in the aggregate more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Member will make the selection on behalf of such Member, or, in the absence or inaction of any such successor trustee, the agent of such Member under a validly executed power of attorney, or, in the absence or inaction of any such agent, the legal guardian of such Member or the conservator of the estate of such Member will make the selection on behalf of such Member.
(jj)    “Qualifying Leave Role” means, with respect to a requested leave of absence of an Initial Member, a senior position at a Qualifying Organization, a senior position (including as director, manager, trustee, or similar role) with an organization not formed for for-profit purposes and unanimously approved by the Voting Trustees then in office, or a senior position (elected or appointed) in any U.S. Federal or state government or any agency or instrumentality thereof, or any intergovernmental or supranational organization.
(kk)    “Qualifying Member” means (i) any Initial Member and (ii) any Successor Member other than a Non-Qualifying Member.
(ll)    “Services” means any and all services by a Member to the Corporation, one or more of its direct or indirect subsidiaries or the Trust, in each case in their capacity as an officer, director, employee, partner, trustee, agent, representative, advisor or consultant.
(mm)    “Stockholders’ Agreement” shall have the meaning set forth in the Certificate of Incorporation.
(nn)    “Succession Exit” means a Member Exit Event with respect to an Initial Member under Section 22(a)(iv) or Section 22(a)(v).
(oo)    “Successor Designee” means any natural person identified on a Successor Designee List (as approved in accordance with Section 22(o)); provided, however, that, unless expressly stated otherwise or the context otherwise requires, references in this Agreement to a Successor Designee shall mean the Successor Designee with the highest level of priority set forth on the applicable Successor Designee List.
(pp)    “Successor Member” means a Successor Designee who has been admitted as a Member in accordance with this Agreement.
(qq)    “Supermajority” means, with respect to a matter presented to or considered by the Members for a determination, vote or approval (including by written consent), the number of Members entitled to vote on such matter minus one (1); provided, however, that (i) if there are two (2) Members entitled to vote on such matter, Supermajority approval shall in all cases require the affirmative vote of both Members and (ii) if there is only one (1) Member entitled to vote on such matter, Supermajority approval shall in all cases require the affirmative vote of such Member.

(rr)    “Supermajority Stockholder Matter” means any proposal that would alter or change the powers, preferences or special rights of the Class F Share so as to affect them adversely, or any proposal to amend, alter or repeal any provisions of Article V, Section 5.4(d) of the Certificate of Incorporation.
(ss)    “Transfer” shall have the meaning set forth in the Certificate of Incorporation.
(tt)    “Trust” shall have the meaning set forth in the Certificate of Incorporation.
(uu)    “Trust Agreement” shall have the meaning set forth in the Certificate of Incorporation.
(vv)    “Trust Amendment Matter” means any proposal to amend the terms of the Trust Agreement or the terms of the Certificate of Incorporation governing the special rights or powers of the Class T Share, or to redeem the Class T Share, in each case as set forth in the Trust Agreement or the Certificate of Incorporation, as applicable.
(ww)    “Trust Amendment Supermajority” means, (i) with respect to any Trust Amendment Matter presented to the Members for vote or approval (including by written consent), (x) for purposes of Article V, Section 5.1(jj)(iii) of the Certificate of Incorporation, at least sixty-six and two-thirds percent (66⅔%) of the Members entitled to vote on such matter, rounded up to the nearest whole number, and (y) for purposes of Article V, Section 5.1(jj)(ii) of the Certificate of Incorporation, unanimous approval of the Members entitled to vote on such matter, (ii) with respect to any approval, consent or decision required under Section 4.3(b) of the Trust Agreement, unanimous approval of the Members entitled to vote on such matter, and (iii) with respect to any approval, consent or decision required under Section 4.3(c) of the Trust Agreement, at least sixty-six and two-thirds percent (66⅔%) of the Members entitled to vote on such matter, rounded up to the nearest whole number.
(xx)    “Voting Trustee” shall have the meaning set forth in the Trust Agreement.
(yy)    “Whole Board” shall have the meaning set forth in the Certificate of Incorporation.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBERS:

[Signature page to LLC Agreement of Anthropic Founders, LLC]

[Signature page to LLC Agreement of Anthropic Founders, LLC]

SCHEDULE A
Note: Membership Percentages have been rounded to four decimal places and, accordingly, may not sum precisely to 100%. Each Member holds one (1) limited liability company interest in the Company, and the Members hold equal Membership Percentages.

Name	Limited Liability Company Interest	Membership Percentage	Address
Dario Amodei	1	14.2857%	[***]
Daniela Amodei	1	14.2857%	[***]
Tom Brown	1	14.2857%	[***]
Jack Clark	1	14.2857%	[***]
Jared Kaplan	1	14.2857%	[***]
Sam McCandlish	1	14.2857%	[***]
Christopher Olah	1	14.2857%	[***]
Total		100%

SCHEDULE B

Name	Minimum Ownership Threshold
Dario Amodei	[__________][1]
Daniela Amodei	[__________][2]
Tom Brown	[__________][3]
Jack Clark	[__________][4]
Jared Kaplan	[__________][5]
Sam McCandlish	[__________][6]
Christopher Olah	[__________][7]
1 2% of Class A Shares held by Dario Amodei and his Permitted Entities as of the IPO Closing Date, after giving effect to all IPO sales.
2 2% of Class A Shares held by Daniela Amodei and her Permitted Entities as of the IPO Closing Date, after giving effect to all IPO sales.
3 2% of Class A Shares held by Tom Brown and his Permitted Entities as of the IPO Closing Date, after giving effect to all IPO sales.
4 2% of Class A Shares held by Jack Clark and his Permitted Entities as of the IPO Closing Date, after giving effect to all IPO sales.
5 2% of Class A Shares held by Jared Kaplan and his Permitted Entities as of the IPO Closing Date, after giving effect to all IPO sales.
6 2% of Class A Shares held by Sam McCandlish and his Permitted Entities as of the IPO Closing Date, after giving effect to all IPO sales.
7 2% of Class A Shares held by Christopher Olah and his Permitted Entities as of the IPO Closing Date, after giving effect to all IPO sales.
2

EXHIBIT A
FORM OF JOINDER AGREEMENT
Reference is hereby made to the Limited Liability Company Agreement, dated as of [__________] (as amended or restated from time to time, the “LLC Agreement”), by and among the Company and the Members thereof. Pursuant to and in accordance with Section 22(g)(i), Section 22(h)(i), Section 22(j)(i)(2), Section 22(k)(i)(2), Section 22(m) or Section 22(n) of the LLC Agreement, as applicable, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that, upon execution of this Joinder Agreement, the undersigned shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement and shall be, and is hereby admitted as, a Member for purposes thereof and entitled to the rights incidental thereto.
Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the LLC Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Joinder Agreement as of the date first written above.

NEW MEMBER:

[Signature page to Joinder Agreement of Anthropic Founders, LLC]